Exhibit 99.1

The Navigators Group, Inc. CORPORATE NEWS

Navigators Hires General Counsel / Chief Compliance Officer

NEW YORK, June 11, 2009 (BUSINESS WIRE)—The Navigators Group, Inc. (NASDAQ:NAVG) today announced that it has appointed Bruce J. Byrnes as Senior Vice President, General Counsel and Chief Compliance Officer. Mr. Byrnes will be responsible for Legal, Internal Audit, State Filings / Licensing and Compliance. He will report to Navigators President and Chief Executive Officer Stan Galanski.

Prior to joining Navigators, Mr. Byrnes held the position of General Counsel at PXRE Reinsurance Company from 2001 until it merged with Argonaut Group, Inc., at which point he joined Hudson Insurance Capital Partners, an insurance industry focused private equity fund, as Principal, Chief Operating Officer & General Counsel. Prior to joining PXRE, Mr. Byrnes had practiced law in New York law firms, including Morgan, Lewis & Bockius and Baker & McKenzie, specializing in corporate and insurance matters since 1993. He is a graduate of Brooklyn Law School (J.D.) and State University of New York at Binghamton (B.A.).

"The importance of an experienced leader as Chief Compliance Officer cannot be overstated,” said Mr. Galanski. “We are pleased to welcome Bruce to Navigators and believe his unique combination of legal background, financial skills and business management experience will be a valuable asset for the Company."

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT

Media Inquires:
Taha Ebrahimi
914-933-6209
tebrahimi@navg.com
www.navg.com